                                                                Exhibit 10.20(i)

                                              December 22, 2005

Mr. Judah Wolf
4206 Laurel Oak Way
Ponte Vedra Beach, Florida  32082

Dear Judah:

         The Compensation Committee has considered your proposal as set forth in your letter, dated September 28, 2005, and proposes the following in response:

         1.   The "Employment Period" as defined in the Employment Agreement, dated as of December 31, 2001, between you and ATC (the "Agreement") will be extended beyond the scheduled expiration date of December 31, 2005 until either party gives written notice to the other of his or its election to terminate.
Notice of an election to terminate must be given at least 90 days in advance of the scheduled termination date.

         2.   The current terms of your employment as provided in the Agreement shall continue.

         3.   As modified by this letter, the Agreement shall remain in full force and effect.

         If you are in agreement with the foregoing, please sign the two copies of this letter in the space provided below and return them to me.

         Please call me if you have any questions.

                                          Very truly yours,

                                          /S/ Kathleen M. Kelly

                                          Kathleen M. Kelly
                                          Vice President - Administration

ACCEPTED AND AGREED TO:

     /S/ Judah Wolf
--------------------------
         Judah Wolf